PURCHASE AGREEMENT

dated as of

December 31, 2003

between

PLM TRANSPORTATION EQUIPMENT CORPORATION

and

PLM FINANCIAL SERVICES, INC.,

not in its individual capacity but solely as liquidating trustee for

PLM Equipment Growth Fund II Liquidating Trust and

PLM Equipment Growth Fund III Liquidating Trust

as Seller

and

CYPRESS EQUIPMENT FUND V, LLC,

as Purchaser

Purchase and Sale of Seven Hundred Seventy One (771) 45' x 102"

Intermodal Dry Van Trailers

TABLE OF CONTENTS

1    DEFINITIONS

1.1    Defined Terms

2    SALE AND PURCHASE; OTHER AGREEMENTS

2.1    Sale and Purchase

2.2    Purchase Price; Payment

2.3    Casualty

2.4    Taxes

2.5    Manager Distributions

3    CLOSING; CONDITIONS TO CLOSING

3.1    Time and Place of Closing

3.2    Seller's Conditions to Closing

3.3    Purchaser's Conditions to Closing

4    REPRESENTATIONS, WARRANTIES AND AGREEMENTS

4.1    Representations, Warranties and Agreements of Seller

4.2    Representations, Warranties and Agreements of Purchaser

5    INDEMNIFICATION; MANUFACTURER'S WARRANTIES; COOPERATION

5.1    Indemnification

5.2    Assignment of Manufacturer’s Warranties

5.3    Cooperation

6    MISCELLANEOUS

6.1    Transaction Costs

6.2    Brokers, Finders, etc.

6.3    Confidentiality; Announcements

6.4    Counterparts; Effective Date

6.5    Amendments, Etc.; Entire Agreement

6.6    Successors and Assigns

6.7    Governing Law; Jurisdiction; Waiver of Jury Trial

6.8    Notices, Etc.

6.9    Severability of Provisions

6.10    Headings, Etc.

6.11    Survival

6.12    Further Assurances

6.13    Tax Consequences

6.14    Force Mejeure

6.15    Costs and Expenses

Schedule 1    Description of the Trailers

Schedule 2    Description of the Trailers – Lost Titles

Exhibit A    Form of Bill of Sale

Exhibit B    XTRA Management Agreement

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT , dated as of December 31, 2003 (this " Purchase Agreement "), is between PLM TRANSPORTATION EQUIPMENT CORPORATION , a California corporation (" PTEC "), PLM FINANCIAL SERVICES, INC., a Delaware corporation, not in its individual capacity but solely as liquidating trustee for the PLM Equipment Growth Fund II Liquidating Trust (" Trust II ") and the PLM Equipment Growth Fund III Liquidating Trust (" Trust III ") (collectively, the " Trusts "), having an address at c/o Equis Financial Group, 200 Nyala Farms, Westport, CT 06880 (" Seller "), and Cypress Equipment Fund V, LLC, a California limited liability company (" Purchaser ").

W I T N E S S E T H

WHEREAS , Seller desires to sell an aggregate of Seven Hundred Seventy (771) 45' x 102" intermodal dry van trailers, as more particularly described on Schedule 1 attached hereto (such trailers are hereinafter individually referred to as a " Trailer " and collectively as the " Trailers "), which Trailers are beneficially owned by the Trusts with registered title to the Trailers being held in the name of Seller's affiliate, PTEC;

WHEREAS , the Trailers are currently managed by Manager on behalf of Seller and will continue to be managed by Manager on behalf of Purchaser after the Closing Date;

WHEREAS , Manager and XTRA have entered into the XTRA Management Agreement wherein XTRA has agreed to use the Trailers in XTRA's fleet via railroad interchange agreements;

WHEREAS , Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller’s right, title and interest in and to the Trailers, all on the terms and conditions, and subject to the limitations and exclusions, set forth herein.

NOW, THEREFORE , in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1  DEFINITIONS

1.1  Defined Terms .

(a)  For purposes of this Purchase Agreement, capitalized terms used herein shall, unless otherwise expressly provided for or defined herein, have the respective meanings set forth below:

Applicable Law shall mean all applicable laws of any Governmental Authority, including, without limitation, federal, state and foreign securities laws, tax laws, tariff and trade laws, ordinances, judgments, decrees, injunctions, writs and orders or like actions of any Governmental Authority and rules, regulations, orders, interpretations, licenses, and permits of any federal, regional, state, county, municipal or other Governmental Authority.

Bill of Sale shall mean a bill of sale dated as of the Closing Date between Seller and Purchaser pursuant to which the Trailers shall be conveyed to Purchaser, in substantially the form of Exhibit A to the Purchase Agreement.

Business Day shall mean any day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or obligated to be closed.

Casualty Occurrence shall mean with respect to a Trailer, if a Trailer is stolen or destroyed, damaged beyond economic repair or otherwise rendered permanently unfit for use (including, without limitation, use in unrestricted interchange) from any cause whatsoever, or taken or requisitioned by condemnation or otherwise.

Closing shall have the meaning set forth in Section 2.1 of the Purchase Agreement.

Closing Date shall have the meaning set forth in Section 2.1 of the Purchase Agreement.

Consent Agreement shall mean that certain Consent Agreement between Purchaser, Seller, Manager and XTRA dated as of December 31, 2003, with respect to the XTRA Management Agreement, in form and substance satisfactory to Purchaser.

Cypress Management Agreement shall mean that certain Equipment Management Agreement between Purchaser as lessor, and Manager as lessee, dated as of the Closing Date.

First Union National Bank shall mean First Union National Bank of North Carolina, not in its individual capacity but solely as agent for the lenders named in the PLM Credit Agreement

Governmental Authority shall mean any nation or government (including any state or other political subdivision of either thereof) and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Lien shall mean any mortgage, pledge, security interest, encumbrance, lien, easement, servitude or charge of any kind.

Liquidating Trust Agreement shall mean that certain Liquidating Trust Agreement by and between Trust III and the Trustee dated as of December 31, 2002 or that certain Liquidating Trust Agreement by and between Trust II and the Trustee dated as of September 30, 2003, as the context may require, and "Liquidating Trust Agreements" shall mean both of the foregoing instruments.

Manager shall mean Milestone Equipment Corporation, a California corporation.

Permitted Liens shall mean the rights of XTRA under the XTRA Management Agreement.

Person shall mean any individual, corporation, partnership joint venture, business association, joint-stock company, limited liability company, trust or unincorporated organization or any government or political subdivision thereof or any governmental agency.

PLM Credit Agreement shall mean the term facility extended to PLM Equipment Growth Fund III, a California limited partnership, pursuant to that certain Credit Agreement dated as of December 13, 1994 by and among PLM Equipment Growth Fund III, First Union National Bank and the lenders named therein.

PLM Lease Agreement shall mean that certain Equipment Lease Agreement between PTEC as lessor, and Manager as lessee, dated as of September 1, 1998.

Purchase Price shall have the meaning set forth in Section 2.2 of the Purchase Agreement.

Trustee shall mean PLM Financial Services, Inc., a Delaware corporation not in its individual capacity but solely as trustee of each of the Liquidating Trust Agreements.

Transfer Documents shall mean the Purchase Agreement and the Bill of Sale and any other instrument or document executed or delivered in connection therewith.

XTRA  shall mean XTRA Intermodal, Inc., a Delaware corporation.

XTRA Management Agreement shall mean that certain Management Agreement between Manager and XTRA dated April 1, 2003.

(b)  All references in this Purchase Agreement to sections, paragraphs, clauses, schedules, appendices and exhibits are to sections, paragraphs, clauses, schedules, appendices and exhibits in and to this Purchase Agreement unless otherwise indicated.

2  SALE AND PURCHASE; OTHER AGREEMENTS

2.1  Sale and Purchase .

(a)  Subject to the terms and conditions set forth herein, on December 31, 2003, or such other date as shall be agreed to by Seller and Purchaser (the " Closing " and the " Closing Date "), Seller agrees to sell and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to the Trailers.

(b)  Seller agrees to assign to Purchaser, and Purchaser agrees to accept, all of Seller’s right, title and interest in any and all assignable and subsisting warranties and indemnities given by any manufacturer, supplier or prior owner of any Trailer or part thereof to Seller or any predecessor in interest to Seller.

2.2  Purchase Price; Payment . Subject to Section 2.3 hereof, the purchase price payable by Purchaser to Seller for the Trailers on the Closing Date (the " Purchase Price ") shall be an aggregate of One Million Six Hundred Thirty Thousand Nine Hundred Fifty Eight Dollars and No/100 ($1,630,958.00). The Purchase Price shall be payable by Purchaser in lawful currency of the United States of America on the Closing Date. The Purchase Price shall be paid to the account of Seller pursuant to Seller’s written instructions to Purchaser, by wire transfer of immediately available funds, or in such other manner or to such other account as Seller may direct in writing prior to the Closing Date.

2.3  Removal of Trailers; Casualty .

(a)  Seller and Purchaser hereby agree that if Seller is unable at Closing to deliver a Trailer (i) in compliance with the representations and warranties contained in Section 4.1(e) hereof, or (ii) as a result of a Trailer having suffered a Casualty Occurrence prior to the Closing Date, such Trailer shall be severed from the Closing and not sold to the Purchaser pursuant hereto and the Purchase Price shall be reduced by Two Thousand One Hundred Twenty Four Dollars ($2,124.00) per Trailer to reflect the same and, except for such purchase price reduction, Seller shall not have any further liability or obligation to the Purchaser with respect to such change; and

(b)  Notwithstanding Section 2.3(a)(i) to the contrary, Seller has informed Purchaser that Seller has not located the original certificates of title to eight (8) Trailers, which are identified on Schedule 2 hereto (" Conditional Trailers "). On the Closing Date, Purchaser shall acquire the Conditional Trailers but shall withhold from the Purchase Price an amount equal to $16,992 until Seller shall have delivered to Purchaser (i) the original certificate of title for each Conditional Trailer, duly executed by PTEC or Seller, whichever entity is listed as the registered owner thereupon, and (ii) related applications for registration of the Conditional Trailers, duly executed by PTEC or Seller, as applicable, if required, in order to effect a transfer of title (and in proper form for filing with the appropriate state) wherein Purchaser has been identified as the purchaser of such Trailer. If the certificate of title for any Conditional Trailer has not been delivered to Purchaser by March 31, 2004, then Purchaser may elect, by written notice to Seller, to have such Conditional Trailer severed from the provisions of this Purchase Agreement in accordance with Section 2.3(a)(i). On March 31, 2004, Purchaser shall pay to Seller an amount equal to $2,124 for each Trailer for which Seller has complied as aforesaid.

2.4  Taxes . Seller shall be responsible for payment of and shall indemnify Purchaser against any sale, use, transfer, stamp, duty or similar taxes, assessments and similar charges imposed by any United States, federal, or state government or any political subdivision of either thereof upon the sale, assignment or transfer of the Trailers to Purchaser as contemplated hereby (hereinafter referred to as a " Sales Tax "). Purchaser shall pay all other sales, use, property and transfer or other similar taxes due as a result of the ownership of the Trailers from and after the Closing Date. Purchaser and Seller shall provide the other with timely notice of any actual assessment of any Sales Tax arising out of the transfer of the Trailers as contemplated herein.

2.5  Manager Distributions . Except for casualty payments relating to Trailers severed from the transaction pursuant to Section 2.3(a), which amounts shall be paid over to Seller promptly after receipt if received by Purchaser, all distributions of revenues arising from the ownership or operation of the Trailers paid by Manager on and after the Closing Date shall be for the account of Purchaser, net of all expenses arising from the ownership or operation of the Trailers incurred prior to the Closing Date. From and after the Closing Date, Seller shall not be entitled to any distributions by Manager of revenues arising from the ownership or operation of the Trailers, nor shall Seller have any responsibility for any expenses arising from the ownership or operation of the Trailers on or after the Closing Date. Notwithstanding the foregoing, Seller acknowledges and agrees that it shall be responsible for Manager’s management fee in an amount equal to $13,770 for its services through November, 2003. If any payment is received by a party not entitled to it, such party shall forward such payment within five (5) business days after receipt of such payment, to the other party and until such payment is received by the party entitled to it, and the party holding the same shall hold or cause the same to be held in trust for the benefit of the party entitled thereto.

3  CLOSING; CONDITIONS TO CLOSING

3.1  Time and Place of Closing . The Closing in respect of the sale of the Trailers shall take place on the Closing Date at a place and time agreed upon by Seller and Purchaser. Time is of the essence.

3.2  Seller’s Conditions to Closing . The obligation of Seller to sell, assign, transfer and convey the Trailers on the Closing Date as provided herein is subject to the compliance (to the reasonable satisfaction of Seller) on or before the Closing Date with, or the waiver by Seller on or before the Closing Date of, the following conditions precedent:

(a)  Consents Under Other Obligations; Governmental Authority, Notices and Approvals . All approvals and consents of, or notices to, any Governmental Authority or any trustee or holder of any indebtedness or obligation of Seller, and all other legal requirements which are required in connection with the transactions contemplated by the Transfer Documents, shall, to the reasonable satisfaction of Seller, have been duly obtained, given or accomplished.

(b)  Litigation . No action, suit, proceeding or investigation shall have been instituted or threatened before any Governmental Authority, nor shall any order, writ, judgment or decree have been issued or proposed to be issued by any Governmental Authority as of the time of the Closing Date, which in any case questions the validity or legality of this Purchase Agreement, the transactions contemplated hereby, or the ability of either party hereto to consummate any of such transactions. No action, suit or proceeding shall have been instituted or threatened by Purchaser or any other Person with respect to the Trailers.

(c)  Documents to be Executed and Delivered . This Purchase Agreement shall have been duly authorized, executed and delivered by Purchaser.

(d)  Documents to be Received. The PLM Lease Agreement with respect to the Trailers shall be terminated as of the Closing Date.

(e)  Purchase Price . Seller shall have received the Purchase Price for the Trailers in the manner contemplated by Section 2.2.

(f)  Proceedings Satisfactory . All proceedings taken in connection with the transactions contemplated hereby and all documents and papers relating thereto shall be reasonably satisfactory to Seller and Seller’s counsel, and Seller and such counsel shall have received copies of such documents and papers as Seller or such counsel may reasonably request in connection therewith, all in form and substance satisfactory to Seller and such counsel.

(g)  Representations and Warranties True and Correct . The representations and warranties of Purchaser contained in Section 4.2 shall be true, correct and complete on and as of the Closing Date and Purchaser shall have delivered to Seller a certificate certifying the same.

(h)  Limited Liability Company Action . The delivery by Purchaser to Seller of evidence reasonably acceptable to Seller that all limited liability company actions have been taken by Purchaser to authorize the execution and delivery of this Agreement and the transactions contemplated hereby, together with an incumbency certificate regarding the incumbency of the manager of Purchaser.

(i)  Opinion . Seller shall have received an opinion of Purchaser’s counsel, in form and content satisfactory to Seller.

3.3  Purchaser's Conditions to Closing . The obligation of Purchaser to acquire the Trailers and to pay the Purchase Price on the Closing Date as provided herein is subject to the compliance (to the reasonable satisfaction of Purchaser) on or before the Closing Date with, or the waiver by Purchaser on or before the Closing Date of, the following conditions precedent:

(a)  Consents Under Other Obligations; Governmental Authority Notices and Approvals . All approvals and consents of, waivers or withholdings from objections of, or notices to, any Governmental Authority or any trustee or holder of any indebtedness or obligation of Purchaser, and all other legal requirements which are required in connection with the transactions contemplated by the Transfer Documents, shall to the reasonable satisfaction of Purchaser have been duly obtained, given or accomplished.

(b)  Litigation . No action, suit, proceeding or investigation shall have been instituted or threatened before any Governmental Authority, nor shall any order, writ, judgment or decree have been issued or proposed to be issued by any Governmental Authority as of the time of the Closing Date, which in any case questions the validity or legality of this Purchase Agreement, the XTRA Management Agreement, or the ability of Seller or PTEC to consummate any of the transactions contemplated herein. No action, suit or proceeding shall have been instituted or threatened by Seller, PTEC, Manager, XTRA or any other Person with respect to the Trailers.

(c)  Due Diligence . On or before the Closing Date, Purchaser shall have reviewed and received:

(i)  all documents reasonably requested by Purchaser and such documents shall be satisfactory to Purchaser in its absolute discretion; and

(ii)   Uniform Commercial Code Lien searches against Seller and PTEC in all applicable jurisdictions showing no liens except Permitted Liens on the Trailers, which searches shall be ordered by Purchaser.

(d)  Documents to be Received . On or before the Closing Date, Purchaser shall have received:

(i)  the original certificate of title for each Trailer, duly executed by PTEC or Seller, whichever entity is listed as the registered owner thereupon, and related applications for registration of the Trailers, duly executed by PTEC or Seller, as applicable, if required, in order to effect a transfer of title (and in proper form for filing with the appropriate state wherein Purchaser has been identified as the purchaser of such Trailer;

(ii)  the Cypress Management Agreement, duly executed by Manager;

(iii)  the Consent Agreement, duly executed by XTRA;

(iv)  certificate(s) of insurance, satisfactory to Purchaser, confirming that Purchaser is, or effective upon the Closing Date, will become, an additional insured under the liability insurance, and loss payee under the property coverage insurance, required to be maintained by Manager with respect to the Trailers in accordance with the provisions of the Cypress Management Agreement and the XTRA Management Agreement; and

(v)  Evidence that the PLM Lease Agreement with respect to the Trailers shall have been terminated as of the Closing Date.

(e)  Documents to be Executed and Delivered . The Transfer Documents shall have been duly authorized, executed and delivered by Seller and PTEC, as applicable.

(f)  Transfer Documents . On the Closing Date, Seller shall deliver to Purchaser: such other documents and instruments in form and substance reasonably satisfactory to Purchaser as shall be necessary or shall be reasonably requested by Purchaser to evidence the sale, transfer and delivery of the Trailers to Purchaser.

(g)  Opinion . Purchaser shall have received an opinion of Seller’s and PTEC's counsel, in form and content satisfactory to Purchaser.

(h)  Proceedings Satisfactory . All proceedings taken in connection with the transactions contemplated hereby and all documents and papers relating thereto shall be reasonably satisfactory to Purchaser and Purchaser's counsel, and Purchaser and such counsel shall have received copies of such documents and papers as Purchaser or such counsel may reasonably request in connection therewith, all in form and substance satisfactory to Purchaser and such counsel.

(i)  Corporate Action .  The delivery by Seller and PTEC to Purchaser of evidence reasonably acceptable to Purchaser that all corporate action has been taken by Seller and PTEC to authorize the execution and delivery of this Agreement and the transactions contemplated hereby, together with an incumbency certificate regarding the incumbency and authority of the officers of the Seller and PTEC.

(j)  Representations and Warranties True and Correct . The representations and warranties of Seller and PTEC contained in Section 4.1 shall be true, correct and complete on and as of the Closing Date and Seller and PTEC shall have delivered to Purchaser a certificate certifying the same.

4  REPRESENTATIONS, WARRANTIES AND AGREEMENTS

4.1  Representations, Warranties and Agreements of Seller . Seller, and where indicated PTEC, hereby represent and warrant to, and agree with, Purchaser as follows, as of the date hereof and, where so indicated, as of the Closing Date, for the benefit of Purchaser:

(a)  Organization and Authority . Each of Seller and PTEC is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified to own its properties and carry on its business. The purchase and sale of property similar to the Trailers is within the ordinary course of business conducted by Seller and PTEC and each of Seller and PTEC has all requisite power and authority to enter into and perform its obligations under the Transfer Documents. Seller's principal place of business and chief executive office is located in Westport, Connecticut.

(b)  Authorization . This Purchase Agreement has been, and on or prior to the Closing Date, the Bill of Sale and each document or instrument required to be executed and delivered by Seller in connection therewith, will have been duly authorized, executed and delivered by Seller, and by PTEC with respect to the certificates of title for each Trailer, and the performance by Seller and PTEC of the transactions contemplated hereby or thereby will have been duly authorized by all necessary action on the part of Seller and PTEC. This Purchase Agreement does, the Bill of Sale, and each document or instrument required to be executed and delivered by Seller in connection therewith, and the certificates of title for each Trailer, when executed and delivered will, assuming due authorization, execution, and delivery hereof and thereof by Purchaser, constitute the legal, valid and binding obligations of Seller, and PTEC with respect to the certificates of title for each Trailer, enforceable against Seller and PTEC in accordance with their respective terms, except as enforcement of the terms hereof and thereof may be limited by applicable bankruptcy, insolvency, reorganization, receivership, liquidation, moratorium or similar laws affecting enforcement of creditors' rights and remedies generally.

(c)  No Violation . None of the execution, delivery or performance by Seller of this Purchase Agreement, the Bill of Sale or the consummation by Seller of any of the transactions contemplated hereby or thereby, nor the execution, delivery or performance by PTEC of the certificates of title for each Trailer, will contravene any Applicable Law binding on Seller or PTEC or any of their property, or any provision of the Liquidating Trust Agreement or the Articles of Incorporation or bylaws of Seller or PTEC, or will result in a breach of, or constitute a default under, or contravene any provision of, any agreement or instrument to which such Seller or PTEC is a party or by which Seller or PTEC or any of their property is bound.

(d)  No Consents and Approvals . None of the execution, delivery or performance by Seller of this Purchase Agreement, the Bill of Sale or any other document or instrument required to be executed and delivered by Seller in connection therewith, nor the execution, delivery or performance by PTEC of the certificates of title for each Trailer, nor the consummation by Seller or PTEC of any of the transactions contemplated hereby or thereby, requires (i) the consent, license, approval or authorization of, the giving of notice to, the registration, recording or filing of any documents with, or the taking of any other action in respect of, any Governmental Authority, or (ii) stockholder approval or the approval or consent of any trustee, holders of any indebtedness of Seller, PTEC or any other Person, except such as have been obtained or effected on or prior to the effective date hereof or, if so permitted, the Closing Date, and which shall remain in full force and effect on the Closing Date and copies of which shall have been delivered to Purchaser.

(e)  Title . Seller is and on the Closing Date will be the sole beneficial owner of the Trailers. PTEC is and on the Closing Date will be the sole holder of legal title with respect to the Trailers. There are no Liens on, or with respect to, the Trailers, except Permitted Liens. Pursuant to the Bill of Sale and certificates of title for each Trailer, on the Closing Date, Seller and PTEC will convey to Purchaser good and marketable title to the Trailers, free and clear of all Liens of any kind whatsoever, except Permitted Liens.

(f)  No Litigation . There are no pending or, to Seller’s or PTEC's knowledge, threatened investigations, actions, suits or proceedings by, against, or affecting Seller, PTEC or any of their properties before any court, arbitral panel or Governmental Authority, which relate to the Trailers, or the PLM Lease Agreement, or would individually or in the aggregate adversely affect the consummation of the transactions contemplated by, or the performance by Seller or PTEC of its obligations under, this Purchase Agreement or any other Transfer Document. To Seller’s or PTEC's knowledge, there is no litigation, proceeding or investigation pending or threatened any Person against or involving the Trailers or the PLM Management Agreement.

(g)  PLM Credit Agreement . Seller and PTEC hereby represent and warrant that the PLM Credit Agreement has been terminated and paid in full and the security interest granted to First Union National Bank has been terminated.

(h)  Condition of the Trailers, Limitations on Representations and Warranties . Except as specifically set forth in this Purchase Agreement, PURCHASER ACKNOWLEDGES THAT THE SALE OF THE TRAILERS HEREUNDER IS BEING MADE ON AN "AS IS" AND "WHERE IS" BASIS. EXCEPT AS SET FORTH IN THIS SECTION 4.1, SELLER SHALL NOT BE DEEMED TO HAVE MADE AND DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, NOW OR HEREAFTER, AS TO THE CONDITION, DESIGN, OPERATION, MAINTENANCE, VALUE, MARKETABILITY, MERCHANTABILITY OR FITNESS FOR USE OR FOR A PARTICULAR PURPOSE OF THE TRAILERS OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE TRAILERS OR AS TO THE FREEDOM OF THE TRAILERS FROM ANY LATENT OR OTHER DEFECTS (WHETHER OR NOT DISCOVERABLE), OR ANY OTHER REPRESENTATION OR WARRANTY, WHATSOEVER, EITHER EXPRESS OR IMPLIED WITH RESPECT TO THE TRAILERS OR ANY PART THEREOF AND ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, DEALING OR USAGE OF THE TRADE.

(i)  No Inconsistent Actions . From and after the Closing Date, neither Seller, PTEC nor any affiliate of Seller or PTEC will claim any tax benefits, file any tax returns, or take any other action that would be inconsistent with the status of Purchaser as the owner of the Trailers for federal, state, local and foreign tax purposes, except for the period of Seller’s ownership prior to the Closing Date.

4.2  Representations, Warranties and Agreements of Purchaser . Purchaser represents and warrants to, and agrees with, Seller as follows, for the benefit of Seller:

(a)  Organization and Authority . Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California, and is duly qualified to own or hold under lease its properties and carry on its business as presently conducted in each jurisdiction where the failure to be so qualified would have a material adverse effect on Purchaser’s business. The purchase and sale of property similar to the Trailers are within the ordinary course of business conducted by Purchaser and Purchaser has all requisite power and authority to enter into and perform its obligations under this Purchase Agreement. Purchaser's principal place of business and chief executive office is located in San Francisco, California.

(b)  Authorization . This Purchase Agreement has been duly authorized, executed and delivered by Purchaser and the performance by Purchaser of the transaction contemplated hereby or thereby will have been duly authorized by all necessary action on the part of Purchaser. This Purchase Agreement, assuming the due authorization, execution, and delivery by Seller, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement of the terms hereof may be limited by applicable bankruptcy, insolvency, reorganization, receivership, liquidation, moratorium or similar laws affecting enforcement of creditors' rights and remedies generally.

(c)  No Violation . None of the execution, delivery or performance by Purchaser of this Purchase Agreement or the consummation of any of the transactions contemplated hereby, will contravene any Applicable Law binding on Purchaser or any of its property, or any provision of the operating agreement of Purchaser, or will result in a breach of, or constitute a default under, or contravene any provision of, any agreement or instrument to which Purchaser is a party or by which Purchaser or any of its property is bound.

(d)  No Consents or Approvals . None of the execution, delivery or performance by Purchaser of this Purchase Agreement, nor the consummation by Purchaser of any of the transactions contemplated hereby, requires (i) the consent, license, approval or authorization of, the giving of notice to, the registration, recording or filing of any documents with, or the taking of any other action in respect of, any Governmental Authority, or (ii) member approval or the approval or consent of any trustee or holders of any indebtedness of Purchaser, or any other Person, except such as has been obtained or effected on or prior to the effective date hereof or is to be obtained or effected on or prior to the Closing Date, and which shall remain in full force and effect on the Closing Date.

(e)  No Litigation . There are no pending or, to the Purchaser's knowledge, threatened investigations, actions, suits or proceedings by, against or affecting Purchaser or its properties before any court, arbitral panel, or Governmental Authority, which would individually or in the aggregate adversely affect the consummation of the transactions contemplated by, or the performance by Purchaser of its obligations under, this Purchase Agreement.

5  INDEMNIFICATION; MANUFACTURER'S WARRANTIES; COOPERATION

5.1  Indemnification .

(a)  Purchaser hereby agrees to indemnify, defend and hold Seller, and, to the extent applicable, its respective partners, officers, directors, managers, equity holders, beneficiaries, employees, agents or attorneys (the " Seller Parties "), harmless from and against any and all claims, liabilities, losses, damages, costs and expenses, including, without limitation, the reasonable fees and disbursements of counsel (collectively, " Claims " and, individually, a " Claim "), resulting or arising from (i) any breaches or inaccuracies in any representation or warranty made by Purchaser in or pursuant to this Agreement or any of the other Transfer Documents to which it is a party, (ii) the breach of any covenant, obligation, or undertaking made by Purchaser in or pursuant to this Agreement or any of the other Transfer Documents to which it is a party, (iii) the ownership, use, operation, lease, possession, control, maintenance, storage, repair, sale, remarketing or any other aspect of Purchaser’s ownership of the Trailers, from and after the Closing Date, or (iv) any claims, damages or liabilities incurred in connection with the transport by any of the Trailers from and after the Closing Date of (1) any "hazardous waste" as defined in the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901 et seq .), as amended, and regulations promulgated thereunder; (2) any "hazardous substance" or "pollutant or contaminant" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq .), as amended, and the regulations promulgated thereunder; and (3) petroleum, and any of its derivatives, by-products and other petroleum-related hydrocarbons (such claims, damages or liabilities as described in this clause (iii) being referred to as " Hazardous Claims "); except any Claim or Claims resulting from any Seller Party’s gross negligence or willful misconduct.

(b)  Seller hereby agrees to indemnify, defend and hold Purchaser, and, to the extent applicable, its respective partners, officers, directors, managers, equity holders, employees, agents or attorneys (the " Purchaser Parties "), harmless from and against any and all Claims resulting or arising from (i) any breaches or inaccuracies in any representation or warranty made by Seller in or pursuant to this Agreement or any of the other Transfer Documents to which it is a party, (ii) the breach of any covenant, obligation, or undertaking made by Seller in or pursuant to this Agreement or any of the other Transfer Documents to which it is a party, (iii) the ownership, use, operation, lease, possession, control, maintenance, storage, repair, sale, remarketing or any other aspect of Seller’s ownership of the Trailers prior to the Closing Date, or (iv) any Hazardous Claims incurred in connection with the transport by any of the Trailers prior to the Closing Date, (v) any taxes payable by Seller as provided in Section 2 hereof; except any Claim or Claims resulting from any Purchaser Party’s gross negligence or willful misconduct; provided, however, that Seller's obligations under clause (i) of this Section 5.1(b) shall not exceed the Purchase Price.

(c)  The provisions of this Section 5.1 constitute the sole and exclusive remedies of Seller, and Purchaser against the other with respect to the terms and provisions of this Agreement and no separate Claim shall be so brought.

(d)  In the event that a party (the " Indemnified Party ") desires to make a claim against another party hereto (the " Indemnifying Party ") under this Section in connection with any action, suit, proceeding or demand at any time instituted against or made upon the Indemnified Party for which the Indemnified Party may seek indemnification hereunder, the Indemnified Party shall notify the Indemnifying Party of such Claim and of the Indemnified Party’s claim of indemnification with respect thereto, provided that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Section except to the extent, if at all, that the Indemnifying Party shall have been prejudiced thereby. Upon receipt of such notice from the Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense of such Claim and shall be entitled to fully assume the defense of such Claim, and, if the Indemnifying Party shall have accepted the Indemnified Party's claim for indemnity and agreed to be responsible therefor, in the case of such an assumption upon written notice to the Indemnified Party of its intention to do so, the Indemnifying Party shall have the authority to negotiate, compromise and settle such Claim, provided that no such settlement shall impose on the Indemnified Party any cost, expense or liability which the Indemnifying Party is not indemnifying under this Section or adversely affect the anticipated residual value of any Trailer. The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation, unless (i) the employment thereof has been specifically authorized by the Indemnifying Party, (ii) such Indemnified Party has been advised by counsel reasonably satisfactory to the Indemnifying Party that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party and in the reasonable judgment of such counsel it is advisable for such Indemnified Party to employ separate counsel, or (iii) the Indemnifying Party has failed to assume the defense of such action in accordance herewith and employ counsel reasonably satisfactory to the Indemnified Party. In the event of any Claim under this Section, the Indemnified Party shall advise the Indemnifying Party in writing of the amount and circumstances surrounding such Claim. With respect to a liquidated Claim, if within thirty (30) days after receiving written notice from the Indemnified Party, the Indemnifying Party has not contested such Claim in writing, the Indemnifying Party will pay the full amount thereof, within ten (10) days after the expiration of such period.

(e)  All of the representations and warranties and covenants of Seller, PTEC and Purchaser contained in this Purchase Agreement or in any certificate delivered by Seller, PTEC or Purchaser pursuant to this Purchase Agreement shall survive the Closing and shall continue in full force and effect thereafter.

5.2  Assignment of Manufacturer’s Warranties . On the Closing Date Seller and PTEC irrevocably assign to Purchaser all of their rights under any warranty, express or implied, service policy or product agreement of any manufacturer, of any maintenance and overhaul agency or of any subcontractor, supplier or vendor of any item of the Trailers to the extent that such rights relate to any time period after the Closing Date, are assignable and are not extinguished as a result of this Agreement or such assignment. From time to time upon the reasonable request of Purchaser, Seller and/or PTEC shall give notice to any such manufacturer, maintenance and overhaul agency, subcontractor, supplier or vendor of the assignment of such warranties to Purchaser. Seller and/or PTEC shall enforce on Purchaser’s behalf all such rights that are not assignable or would be extinguished as a result of this Agreement or such assignment, provided that Purchaser shall pay in advance any costs and expenses incurred by Seller in rendering such assistance.

5.3  Cooperation . Each of the parties hereto agrees to promptly take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Law or otherwise, to consummate the transactions contemplated by this Purchase Agreement and each other Transfer Document. In addition, Purchaser agrees to provide to Seller, or such Person or Persons as Seller shall direct, such information relating to Purchaser as may be reasonably required for purposes of providing applicable Governmental Authorities with appropriate notice of the transactions contemplated hereby.

6  MISCELLANEOUS

6.1  Transaction Costs . Each party hereto agrees to pay the fees and expenses of its own counsel and/or special counsel and any other costs or expenses incurred by such party in connection with the negotiation, preparation, execution and delivery of this Purchase Agreement and the transaction contemplated hereby and shall not have any right of reimbursement or indemnity for such fees and expenses as against any other party. Whether or not the Closing occurs, Purchaser shall pay (i) all due diligence expenses of Purchaser, including lien searches and other due diligence searches with any applicable United States regulatory authorities, (ii) all appraisal costs and fees of Purchaser and (iii) for re-titling fees and related expenses. Notwithstanding the foregoing, if the transactions contemplated hereby are not substantially consummated due to the breach by any party hereto of its obligations hereunder, then the party in breach shall be responsible for all costs.

6.2  Brokers, Finders, etc . Each party represents to the other that no broker or Person acting on such a party's behalf is entitled to any brokerage fee, financial advisory fee, commission or finder's fee in connection with such transactions. Seller and Purchaser each agree to indemnify and hold harmless the other from and against any and all loss, liability, damage, cost, claim or expense (including without limitation attorneys' fees) incurred by reason of any such commission, brokerage fee, financial advisory fee or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

6.3  Confidentiality; Announcements . Seller shall not disclose the terms of this Purchase Agreement or any Person without the prior written consent of Purchaser except as required by Applicable Law. Purchaser and Seller will consult with each other regarding press releases or other public announcements related to this Purchase Agreement and the transactions contemplated hereby, and neither Purchaser nor Seller shall issue any such press release or public announcement without the prior written consent of the other, except as otherwise required by Applicable Law. Notwithstanding the foregoing, no consent of Seller shall be required for Purchaser to disclose the terms of this Purchase Agreement and the transactions contemplated hereby, to any present or prospective investors in Purchaser or its present or future affiliates.

6.4  Counterparts; Effective Date . This Purchase Agreement may be executed by the parties hereto in separate counterparts (or upon separate signature pages bound together into one or more counterparts), each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. This Purchase Agreement shall become effective as of the date first written above.

6.5  Amendments, Etc.; Entire Agreement . This Purchase Agreement, the Bill of Sale, and the documents and instruments executed by Seller and Purchaser in connection with the transactions contemplated hereby, contain the entire agreement of the parties with respect to the subject matter hereof and thereof, and supersede all prior or contemporaneous agreements and understandings between the parties, whether written or oral. Neither this Purchase Agreement, nor the Bill of Sale, nor the documents and instruments executed by Seller and Purchaser in connection with the transactions contemplated hereby, nor any of the terms hereof or thereof may be terminated, amended, supplemented, waived or modified orally, but only by a written instrument which purports to terminate, amend, supplement, waive or modify the terms hereof or thereof, signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought. No provision of this Purchase Agreement, the Bill of Sale or the documents and instruments executed by Seller and Purchaser in connection with the transactions contemplated hereby shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in such an instrument. No delay on the part of any party in the exercise of any right, power or privilege hereunder shall operate as a waiver thereof. No waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The schedules, exhibits and appendices attached to this Purchase Agreement constitute a part of this Purchase Agreement and are incorporated herein by reference as if set forth in full in the main body of this Purchase Agreement.

6.6  Successors and Assigns . This Purchase Agreement shall be binding upon and inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns. No assignment of this Purchase Agreement or any of the rights hereunder shall relieve the assigning party of any of its obligations or liabilities hereunder.

6.7  Governing Law; Jurisdiction; Waiver of Jury Trial .

(a)  This Purchase Agreement, including all matters of construction, validity and performance, shall in all respects be governed by, and construed in accordance with the United States Code and the law of the State of California applicable to contracts made in such state and to be performed entirely within such state, without giving effect to principles relating to conflicts of law. The parties hereby submit to the non-exclusive jurisdiction of the United States District Court in San Francisco, California and of any California court sitting for the purposes of all legal proceedings arising out of or relating to this Purchase Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The parties irrevocably consent to the service of process out of said courts by the mailing thereof by U.S. registered or certified mail postage prepaid to the party to be served at its address designated in Section 6.8 below. The parties agree that a final judgment in any action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Section 6.7 shall affect the rights of the parties to serve legal process in any other manner permitted by law or affect the right of the parties to bring any action or proceeding against the parties or its properties in the courts of any other jurisdiction. To the extent that the parties have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the parties hereby irrevocably waive such immunity in respect of its obligations under this Purchase Agreement.

(b)  The parties represent and warrant that they are not entitled to immunity from judicial proceedings. IN ANY ACTION, SUIT OR OTHER PROCEEDING IN RESPECT OF, OR ARISING OUT OF OR IN CONNECTION WITH THIS PURCHASE AGREEMENT, THE PARTIES HEREBY WAIVE TRIAL BY JURY.

6.8  Notices, Etc . All notices, offers, acceptances, approvals, waivers, requests, demands, declarations and other communications hereunder or under any instrument, certificate or other instrument delivered in connection with the transactions described herein shall be in writing, shall be addressed as provided below and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service, (c) if mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, or (d) if sent by tele-facsimile or email and confirmed. If such notice or other communication is sent by facsimile or email transmission, it shall promptly be confirmed by mail as set forth above. Any such notice shall be deemed given when so delivered personally or sent by facsimile or email transmission or, if mailed, (other than in confirmation of another specified method of notice), three business days after the date of deposit in the United States mail; provided, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. For the purposes of notice, the address of the parties shall be as set forth below; provided, that any party shall have the right to change its address for notice hereunder to any other location by the giving of prior notice to the other party in the manner set forth herein above.
The initial addresses of the parties hereto are as follows:

Seller or PTEC :
PLM FINANCIAL SERVICES, INC., not in its individual capacity but solely as liquidating trustee for the PLM Equipment Growth Fund II Liquidating Trust and the PLM Equipment Growth Fund III Liquidating Trust

c/o Equis Financial Group
200 Nyala Farms
Westport, CT 06880

Attention: James A. Coyne
Phone: 888 542-3328
Fax: 203 341-9988

With a copy to:

Craig D. Mills, P.C.
Nixon Peabody, LLP
101 Federal Street
Boston, MA 02110
Phone: (617) 345-1219
Fax: (617) 345-1300

Purchaser :	CYPRESS EQUIPMENT FUND V, LLC c/o Cypress Equipment Management Corporation II, Manager Bayside Plaza 188 The Embarcadero, Suite 420 San Francisco, CA 94105 Attention: President Fax: (415) 281-3021
6.9  Severability of Provisions . Whenever possible, each provision of this Purchase Agreement will be interpreted in such manner as to be effective and valid under applicable law. Any provision of this Purchase Agreement that is prohibited or unenforceable in any respect in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, which shall remain in full force and effect in such jurisdiction, and shall be construed in order to carry out the intentions of the parties hereto as nearly as may be possible, or affecting the validity or enforceability of such provision in any other jurisdiction.

6.10  Headings, Etc . The headings and the table of contents used herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof, or in any way affect the construction of, or be taken into consideration in interpreting, this Purchase Agreement. Any reference to a specific Section or Section number shall be interpreted as a reference to that Section of this Purchase Agreement unless otherwise expressly provided.

6.11  Survival . The representations, warranties and covenants of the parties contained in this Purchase Agreement, the Bill of Sale or in any instrument, certificate or other document delivered in connection herewith or therewith, shall survive execution and delivery hereof and of the Bill of Sale or any instrument, certificate or other document delivered in connection herewith or therewith and inure to the benefit of and be binding upon each of the parties hereto and their respective successors and assigns.

6.12  Further Assurances . Seller and Purchaser shall do and perform such further acts and execute and deliver such further instruments as may be required by Applicable Law or reasonably requested by either party to carry out and effectuate the purposes and provisions of this Purchase Agreement and any other Transfer Documents.

6.13  Tax Consequences . Seller shall have no liability for the income tax consequences to Purchaser and Purchaser shall have no liability for the income tax consequences to Seller as a result of the purchase or sale of the Trailers contemplated hereby.

6.14  Force Majeure . Neither party hereto shall be deemed in breach or violation of this Agreement if either is prevented from performing any of its obligations hereunder for any reason beyond its reasonable control, including without limitation, acts of God, riots, strikes, fires, storms, public disturbances, or any regulation of any federal, state or local government or agency thereof.

6.15  Non-Recourse . Notwithstanding anything to the contrary herein, Purchaser acknowledges and agrees that Purchaser shall have no recourse to PTEC, and to the extent applicable, its respective partners, officers, directors, mangers, equity holders, beneficiaries, employees, agents or attorneys, or to the Trusts, or to any Seller Party, in respect of any breach of any representation, warranty, covenant, or agreement contained herein or in any document or instrument executed and delivered in connection herewith or relating to any Claim of Purchaser Party hereunder or arising out of any of the transactions contemplated herein except to the extent that Seller or PTEC has breached the representation contained in Section 4.1(g) hereof or the representation contained in Section 4.1(e) hereof, in which case with respect to a breach by Seller or PTEC of the representation in Section 4.1(e) only, the sole and exclusive remedy of Purchaser shall be to rescind the transaction with respect to the Trailer(s) directly affected thereby, provided that such remedy shall be exercised no later than 90 days following the Closing Date.

IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed and delivered by their respective officers thereunto duly authorized.

SELLER:
PLM FINANCIAL SERVICES, INC ., not in its individual capacity but solely as liquidating trustee for the PLM Equipment Growth Fund II Liquidating Trust and the PLM Equipment Growth Fund III Liquidating Trust

By:    ________________________________

Name:    Rick Brock
Title:                         Chief Financial Officer

PLM TRANSPORTATION EQUIPMENT CORPORATION

By:    ________________________________

Name:     Michael Clayton
Title:    President

PURCHASER:	CYPRESS EQUIPMENT FUND V, LLC By: CYPRESS EQUIPMENT MANAGEMENT CORPORATION II, Manager By: ________________________________ Name: Stephen R. Harwood Title: President

SCHEDULE 1

DESCRIPTION OF TRAILERS

(See Attached)

SCHEDULE 2

DESCRIPTION OF TRAILERS-LOST TITLES

(See Attached)

FORM OF

BILL OF SALE

For and in consideration of the sum of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of (i) PLM FINANCIAL SERVICES, INC ., a Delaware corporation, not in its individual capacity but solely as liquidating trustee for the PLM Equipment Growth Fund II Liquidating Trust and the PLM Equipment Growth Fund III Liquidating Trust, and (ii) PLM Transportation Equipment Corporation , a California corporation, to the extent it has any record or beneficial interest (collectively, " Seller "), does hereby sell, assign and transfer unto Cypress Equipment Fund V, LLC , a California limited liability company (" Purchaser "), its successors and assigns, all of Seller’s all right, title and interest in and to the Trailers described on Schedule 1 hereto (the " Trailers ").

Seller hereby warrants that it has good and valid title to the Trailers, free and clear of any of any claims, liens, security interests, pledges, hypothecations and encumbrances of any kind or nature whatsoever (" Liens "). This Bill of Sale is being delivered in connection with the Purchase Agreement (" Purchase Agreement ") dated as of even date herewith between Purchaser and Seller. Capitalized terms used herein shall have the respective meanings set forth in the Purchase Agreement.

EXCEPT FOR THE WARRANTY OF TITLE SET FORTH IN THIS BILL OF SALE AND IN THE PURCHASE AGREEMENT, THE SALE OF THE TRAILERS HEREUNDER IS BEING MADE ON AN "AS IS" AND "WHERE IS" BASIS. EXCEPT AS SET FORTH IN THE PURCHASE AGREEMENT, SELLER SHALL NOT BE DEEMED TO HAVE MADE AND DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, NOW OR HEREAFTER, AS TO THE CONDITION, DESIGN, OPERATION, MAINTENANCE, VALUE, MARKETABILITY, MERCHANTABILITY OR FITNESS FOR USE OR FOR A PARTICULAR PURPOSE OF THE TRAILERS OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE TRAILERS OR AS TO THE FREEDOM OF THE TRAILERS FROM ANY LATENT OR OTHER DEFECTS (WHETHER OR NOT DISCOVERABLE), OR ANY OTHER REPRESENTATION OR WARRANTY, WHATSOEVER, EITHER EXPRESS OR IMPLIED WITH RESPECT TO THE TRAILERS OR ANY PART THEREOF AND ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, DEALING OR USAGE OF THE TRADE.

IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale as of the 31st day of December 2003.

PLM EQUIPMENT SERVICES, INC ., not in its individual capacity but solely as liquidating trustee for the PLM Equipment Growth Fund II Liquidating Trust and the PLM Equipment Growth Fund III Liquidating Trust

By:    ________________________________

Name:     Rick Brock
Title:    Chief Financial Officer

PLM TRANSPORTATION EQUIPMENT CORPORATION

By:    ________________________________

Name:          Michael Clayton
Title:    President